Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners of

CubeSmart, L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 333-176885, 333-156463, 333-141709 and 333-141710) on Form S-3 and (Nos. 333-167623, 333-143126, 333-143125, 333-143124, 333-134684 and 333-119987) on Form S-8 of CubeSmart, L.P. of our reports dated February 29, 2012,  with respect to the consolidated balance sheets of CubeSmart, L.P. as of December 31, 2011 and 2010, and the related consolidated statements of operations, capital, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the accompanying Form 10-K of CubeSmart and CubeSmart, L.P.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 29, 2012